Exhibit 99.1
Contact:
Risa Fisher
rfisher@webmd.net
212-624-3817
WebMD Announces Second Quarter Financial Results
WebMD Total Revenue Increased 15%; Advertising Revenue Increased 20%
WebMD Adjusted EBITDA Increased 32%
New York, NY (August 2, 2011) — WebMD Health Corp. (Nasdaq: WBMD), the leading source of health information, today announced financial results for its second quarter ended June 30, 2011.
For the quarter ended June 30, 2011:
•	Revenue increased 15% to $141.4 million, compared to $122.7 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) increased 32% to $45.3 million, compared to $34.3 million in the prior year period.

•	Net income was $21.6 million or $0.36 per share compared to $7.7 million or $0.13 per share in the prior year period. Net income would have been $13.2 million or $0.22 per diluted share in the current period as compared to $10.7 million or $0.18 per diluted share in the prior year period, without the effect, in the current period, of an after-tax gain on investments of $1.0 million and after-tax income from discontinued operations of $7.4 million attributable to the resolution of a Department of Justice investigation relating to a business that was divested in 2006 and, in the prior year period, of an after-tax gain on investments of $3.6 million and an after-tax loss on convertible notes of $6.6 million.
“The opportunities in our market are as strong today as they have ever been,” said Wayne Gattinella, President and CEO, WebMD. “As the changes in the health and wellness markets drive greater demand for more effective communication platforms, WebMD is uniquely positioned to capitalize on those opportunities and to deliver continued growth for the future.”
Revenue Highlights
Public portal advertising and sponsorship revenue increased 20% to $121.1 million, compared to $100.6 million in the prior year period. Traffic to the WebMD Health Network continued to grow, reaching an average of 104.8 million unique users per month and total traffic of 2.17 billion page views during the second quarter, increases of 30% and 24%, respectively, from a year ago. Traffic growth was primarily driven by increased traffic to WebMD owned and operated sites which reached 83 million unique users per month and page views of 2.0 billion, increases of 28% and 24%, respectively, from a year ago.

Private portal services revenue decreased 8% to $20.3 million, compared to $22.1 million in the prior year period. The base of large employers and health plans using WebMD’s private Health and Benefits portals during the second quarter was 120.
As of June 30, 2011, WebMD had $1.15 billion in cash and cash equivalents and $800 million in aggregate principal amount of convertible notes outstanding.
Financial Guidance
WebMD reaffirmed today its 2011 financial guidance, which was issued on July 18, 2011, and is attached as a schedule to this press release.
Analyst and Investor Conference Call
As previously announced, WebMD will hold a conference call with investors and analysts to discuss its second quarter results at 4:45 p.m. (Eastern) today. The call can be accessed at www.wbmd.com (in the Investor Relations section). A replay of the audio webcast will be available at the same web address.
About WebMD
WebMD Health Corp. (Nasdaq: WBMD) is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers, and health plans through our public and private online portals, mobile platforms and health-focused publications. More than 100 million unique visitors access the WebMD Health Network each month.
The WebMD Health Network includes WebMD Health, Medscape, MedicineNet, emedicineHealth, RxList, theheart.org, drugs.com and Medscape Education.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; market opportunities and our ability to capitalize on them; and the benefits expected from new or updated products or services and from other potential sources of additional revenue. These statements speak only as of the date of this press release, are based on our current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; our relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, Medscape®, eMedicine®, MedicineNet®, RxList®, Subimo®, Medsite®, Summex® and Medscape® Mobile are trademarks of WebMD Health Corp. or its subsidiaries.

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